AMAG PHARMACEUTICALS ACQUIRES ORPHAN DRUG CANDIDATE FOR TREATMENT OF SEVERE PREECLAMPSIA

Currently no FDA-approved treatment options for severe preeclampsia, a leading cause of maternal and neonatal mortality

Acquisition expands AMAG’s maternal health portfolio and commitment to innovative therapies that address unmet medical needs

Conference call scheduled today at 8:00 a.m. ET

WALTHAM, Mass., September 26, 2018 — AMAG Pharmaceuticals, Inc. (NASDAQ:AMAG) today announced it has acquired global rights to develop and market digoxin immune Fab (ovine) (DIF), a polyclonal antibody in development for the treatment of severe preeclampsia in pregnant women. AMAG and Velo Bio, LLC, a privately held life sciences company located in the Research Triangle Park region of North Carolina, entered into an option agreement in July 2015 to develop DIF. The companies have amended the agreement, enabling AMAG to exercise its option to acquire the program (now referred to as AMAG-423) for an upfront fee of $12.5 million. AMAG will now manage and complete the Phase 2b/3a study that Velo initiated in mid-2017. The company expects to announce topline data in the first half of 2020 and to submit a new drug application to the U.S. Food and Drug Administration (FDA) in the second half of 2020. DIF has been granted both orphan drug and fast-track designations by the FDA for use in the treatment of severe preeclampsia.

Preeclampsia results in adverse neonatal outcomes, and is a leading cause of maternal morbidity and mortality, affecting approximately 140,000 pregnant women in the U.S. annually., The condition typically develops in women after 20 weeks of pregnancy and is characterized by elevated blood pressure, as well as vascular abnormalities, that can lead to end organ damage, intrauterine growth restriction and premature delivery. Premature delivery can lead to a number of serious health consequences for the infant, including intraventricular hemorrhage (bleeding in the brain) or necrotizing enterocolitis (severe inflammation of the infant bowels). Severe preeclampsia, a more serious form of the condition that can be life threatening to both the woman and infant, impacts approximately 50,000 women per year., Currently, there are no FDA-approved treatments for preeclampsia or severe preeclampsia.

“Severe preeclampsia is a global health concern. We are excited about the potential of DIF to significantly benefit mothers and babies around the world who are affected by this serious, and sometimes fatal, medical condition,” said Julie Krop, M.D., chief medical officer and executive vice president of development at AMAG. “In a recently published review article, data was summarized that strongly support a potential role of EDLFs in the pathogenesis of preeclampsia. DIF is a polyvalent antibody intended to bind to EDLFs and remove them from circulation. We believe that decreasing EDLFs may improve vascular function and lead to better post-delivery outcomes in affected mothers and babies."

Approximately 200 antepartum women with severe preeclampsia between 23 and 32 weeks gestation will be enrolled in the multi-center, randomized, double-blind, placebo-controlled, parallel-group Phase 2b/3a study, including the 26 patients who have enrolled in the study since initiation by Velo. To accelerate enrollment, AMAG intends to increase the number of trial sites, including potentially initiating sites outside of the U.S. Participants in the study will receive DIF or placebo intravenously four times a day over four days. The study’s primary endpoint is to demonstrate a reduction in the percentage of babies who develop severe intraventricular hemorrhage, necrotizing enterocolitis or death by 36 weeks corrected gestational age between the DIF and placebo arms. Secondary endpoints include the maternal incidence of pulmonary edema during treatment and the period of time between treatment and delivery.

“The absence of an approved therapy for preeclampsia represents a significant unmet patient need,” said Eleni Tsigas, chief executive officer of the Preeclampsia Foundation. “Premature delivery to alleviate preeclampsia and severe preeclampsia can be associated with life- threatening complications for the baby, as well as long-term developmental delays. Additionally, preeclampsia places an annual burden of $2.2 billion on the U.S. health care system, including $1 billion in healthcare costs to treat the mother and the remainder for infants born to mothers with preeclampsia.”

In addition to the upfront $12.5 million that AMAG will pay in connection with the option exercise, AMAG will be responsible for a $35 million milestone payment upon FDA approval. AMAG will also pay sales milestone payments of an aggregate of $240 million, triggered at various annual net sales thresholds of $300 million and above, and a $10 million payment to a previous licensor of the AMAG-423 program on the first $100 million of sales. AMAG will also pay mid-single digit royalties based on net sales.

“Our portfolio expansion strategy is evolving to include innovative development-stage therapeutics, and with our significant presence in women's healthcare, DIF is a natural fit for AMAG,” said Nik Grund, chief commercial officer at AMAG. "We believe that DIF could have a significant impact on women and their newborns suffering from this often life-threatening condition, potentially improving patient outcomes and reducing health care costs. If approved, this product could represent more than a $1 billion annual market opportunity in the U.S.”

The expected incremental research and development costs associated with advancing AMAG-423 in 2018 does not impact the financial guidance issued on August 2, 2018.

Conference Call and Webcast Access
AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET to discuss AMAG-423.

Dial-in Number
U.S./Canada dial-in number: (877) 412-6083
International dial-in number: (702) 495-1202
Conference ID: 8488288

Replay dial-in number: (855) 859-2056
Replay International dial-in number: (404) 537-3406
Conference ID: 8488288

A telephone replay will be available from approximately 11:00 a.m. ET on September 26, 2018 through midnight on October 3, 2018.

The webcast with slides will be accessible through the Investors section of AMAG’s website at www.amagpharma.com. A replay of the webcast will be archived on the website for 30 days.

About AMAG-423 (digoxin immune Fab)
Elevated levels of endogenous digitalis-like factors (EDLFs) have been found in the placental and maternal circulation of the majority of patients with preeclampsia, and the degree of elevation has been correlated with severity of changes in creatinine clearance (a measure of kidney function). DIF is thought to bind to these factors, causing a decrease in available serum EDLFs and inhibition of their activity. The DEEP trial, a smaller, prior placebo-controlled Phase 2 proof-of-concept study in 51 pregnant women with severe preeclampsia, was suggestive of clinical benefit in both mothers and their babies.

DIF is currently indicated for the treatment of patients with life-threatening or potentially life-threatening digoxin toxicity or overdose.

About AMAG
AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging its development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas, including women’s health. For additional company information, please visit www.amagpharma.com.

Forward Looking Statements
This press release contains forward-looking information about AMAG within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, AMAG’s expectation that AMAG will announce topline data from the Phase 2b/3a study in the first half of 2020 and submit a new drug application to the FDA in the second half of 2020, AMAG’s beliefs regarding the mechanism of action of DIF and that decreasing EDLFs may improve vascular function and lead to better post-delivery outcomes in affected mothers and babies; AMAG’s intention to increase the number of trial sites in the study, including by initiating sites outside of the U.S.; beliefs that DIF is a natural fit for AMAG based on its’ significant presence in women's healthcare and the evolution of its current portfolio expansion strategy to include innovative development-stage therapeutics; AMAG’s beliefs that DIF could significantly benefit women and their newborns suffering from severe preeclampsia, potentially improve patient outcomes and reduce health care costs; beliefs regarding the market opportunity for DIF; and AMAG’s expectations that the incremental research and development costs associated with advancing the DIF program in 2018 will not impact the financial guidance issued by AMAG on August 2, 2018 are based on management’s current expectations and beliefs and are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the risk that DIF will not be approved on the expected timeline or at all, including as a result of the clinical trial design and enrollment, or as a result of any safety issues that may arise as part of such trial; the risk that, even if approved, the market for AMAG-423 may be smaller than expected or AMAG may not be successful in accessing such market or otherwise realize the expected benefits of the acquisition, as well as those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and subsequent filings with the SEC, which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® is a registered trademark of AMAG Pharmaceuticals, Inc.

CONTACTS:
Investors:
Linda Lennox
908-627-3424

Media:
Rushmie Nofsinger
781-530-6838

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1 Task Force Report "Hypertension in Pregnancy", issued by ACOG (November 2013)

2 Ananth, C. V., Keyes, K. M., & Wapner, R. J. (2013). Pre-eclampsia rates in the United States, 1980-2010: age-period-cohort analysis. The BMJ, 347, f6564. http://doi.org/10.1136/bmj.f6564

3 Society for Maternal-Fetal Medicine, Washington, DC (Publications Committee); and Division of Maternal Fetal Medicine, Department of Obstetrics and Gynecology, Clinical Perinatal Research, University of Cincinnati College of Medicine, Cincinnati, OH (Dr. Sibai).

4 “Premature Birth,” Mayo Clinic (August 2018) https://www.mayoclinic.org/diseases-conditions/premature-birth/symptoms-causes/syc-20376730

5 Ananth, C. V., Keyes, K. M., & Wapner, R. J. (2013). Pre-eclampsia rates in the United States, 1980-2010: age-period-cohort analysis. The BMJ, 347, f6564. http://doi.org/10.1136/bmj.f6564

6 AMAG Phase 2b/3a clinical trial population is a subset of the severe preeclampsia population.

7 Buckalew, V.M. (2018). Role of endogenous digitalis-like factors in the clinical manifestations of severe preeclampsia: a systemic review. Clinical Science, 32(12):1215-1242. http:// doi: 10.1042/CS20171499. Print 2018 Jun 29.

8 Stevens, Warren et al. (2017). Short-term costs of preeclampsia to the United States health care system. American Journal of Obstetrics & Gynecology, Volume 217, Issue 3, 237 - 248.e16. https://doi.org/10.1016/j.ajog.2017.04.032

9 Lam GK et al, a secondary analysis of the DEEP Trial. American Journal of Obstetrics & Gynecology. August 2013, pp119.e1- 119.e6

10 Adair, David C. et al. (2010). Digoxin Immune Fab Treatment for Severe Preeclampsia. American Journal of Perinatology, Volume 27: 655-662. http://dx.doi.org/10.1055/s-0030-1249762